Exhibit 13(a)(4)(i)

Grant Thornton LLP (“Grant Thornton”) was replaced as the independent registered public accounting firm to the Destra Investment Trust (1940 Act SEC File No. 811-22417), (the “Funds”) effective August 16, 2018. The Funds’ Audit Committee participated in, and approved, the decision to change auditors.

Grant Thornton’s reports on the Funds’ financial statements for the fiscal years ended September 30, 2017 and September 30, 2016 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Funds’ fiscal years ended September 30, 2017 and September 30, 2016 and through August 16, 2018, (i) there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds’ financial statements for such years, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On August 16, 2018, the Funds by action of its Board of Trustees upon the recommendation of the Funds’ Audit Committee engaged Cohen & Company, Ltd. ("Cohen") as the independent registered public accounting firm to audit the Funds’ financial statements for the fiscal year ending September 30, 2018. During the Funds’ fiscal years ended September 30, 2017 and September 30, 2016 and through August 16, 2018, neither the Funds, nor anyone on their behalf has consulted with Cohen on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Registrant has requested Grant Thornton to furnish it with a letter addressed to the Securities and Exchange Commission stating whether Grant Thornton agrees with the statements contained above. A copy of the letter from Grant Thornton, dated January 23 , 2019 to the Securities and Exchange Commission is filed as an exhibit hereto.